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                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

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     Rule 14a-6(e)(2))
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                  MARRIOTT RESIDENCE INN II LIMITED PARTNERSHIP
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                (Name of Registrant as Specified In Its Charter)
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     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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                                 April 30, 2002


Dear Marriott Residence Inn II Limited Partner:

     We are pleased to announce that on April 30, 2002, Marriott Residence Inn II Limited Partnership (the "Partnership") entered into a definitive merger agreement with Apple Hospitality Two, Inc. ("Apple") pursuant to which Apple will acquire all of the outstanding partnership interests in the Partnership. In the merger, each unit of limited partnership of the Partnership ("Units") will be converted into $415 in cash. The aggregate purchase price for all of the outstanding Units and the one percent general partner interest of the Partnership is $29,250,000. Merrill Lynch & Co., the Partnership's financial advisor, has delivered to the General Partner its opinion that the merger consideration to be paid to the Limited Partners is fair from a financial point of view.

     Pursuant to the merger agreement, Apple will deposit into escrow $3 million of the purchase price, $1 million of which will be held as an earnest money deposit. Upon consummation of the merger, the purchaser will assume approximately $131 million of the Partnership's indebtedness and the Partnership's obligation to fund the $9.7 million capital expenditure plan for the current fiscal year.

     Prior to the closing of the merger, the Partnership will establish a Liquidating Trust to satisfy certain post-closing obligations of the Partnership and to hold certain contingent assets of the Partnership. The Partnership will contribute $300,000 of Partnership cash ($4.28 per Unit) and assign certain contingent assets to this trust, which will be managed without profit by the General Partner. The Partnership will distribute to each Limited Partner their pro rata ownership interest in the Liquidating Trust. Approximately two years after the completion of the merger, the Trust will be liquidated and its remaining assets distributed to the Limited Partners.

     Because the terms of the Merger Agreement provide that substantially all of the Partnership cash remain in the Partnership at closing, less any cash used to fund (a) closing costs of the merger and (b) the contribution to the Liquidating Trust, we do not believe that there will be any further distributions to the Limited Partners of Partnership cash. If any unrestricted Partnership cash remains in the Partnership immediately prior to the closing of the merger, we believe the amount will be minimal. However, if the amount of unrestricted Partnership cash


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remaining would equal $5.00 or more per Unit, we will make a distribution of that amount to Limited Partners immediately prior to the consummation of the merger. If the amount per Unit is less than $5.00, the cash will be contributed to the assets of the Liquidating Trust. As noted above, once the Liquidating Trust has satisfied the obligations for which it was created, the Trust will be liquidated and all of its remaining assets will be distributed to the Limited Partners.

     Consummation of the merger is expected to occur during the third quarter of 2002. However, it is subject to certain conditions, including approval of the merger by the Limited Partners, consent of the Partnership's lenders, consent of the manager of the Partnership's hotels and other customary conditions.

     In connection with the merger, the Partnership will file a consent solicitation statement and other relevant documents with the U.S. Securities and Exchange Commission (the "SEC"). The Partnership will mail a copy of the consent solicitation statement to each Limited Partner who is listed on the records of the Partnership on the record date, which will be a date that is immediately prior to the mailing date. Limited Partners are urged to read the consent solicitation statement carefully when it becomes available, together with all other relevant documents filed by the Partnership with the SEC which are available free of charge at the web site maintained by the SEC at www.sec.gov. In addition, you can obtain documents filed by the Partnership with the SEC free of charge by requesting them in writing from the Partnership at: Marriott Residence Inn II Limited Partnership, 10400 Fernwood Road, Bethesda, Maryland 20817, Attention: Investor Relations, or by telephone at 301-380-2070.

     We anticipate that the consent solicitation statement will be mailed to the Limited Partners during the second quarter of 2002. It will be important for the General Partner to have on record the address and telephone number at which to reach you during that time period. Please contact the General Partner with any necessary updates to this information as soon as possible. Changes may be mailed to the address above, faxed to 301-380-5370 or sent via e-mail to lpinfo@hostmarriott.com.
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     The Partnership, the General Partner and the executive officers and managers of the General Partner may be deemed to be participants in the solicitation of consents from the Limited Partners in connection with the merger. Information about the General Partner and the executive officers and managers of the General Partner and their ownership of interests in the Partnership is set forth in the Partnership's annual report on Form 10-K filed with the SEC. Limited Partners may obtain additional information regarding the interests of such participants by reading the consent solicitation statement regarding the merger when it becomes available.

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     Additionally, as you are aware, in April of each year, the General Partner provides the Limited Partners with an estimate of the taxable income to be allocated to each Unit for that year. Due to the impending merger, which will have a material impact upon the actual tax liability for the portion of 2002 you own your Units, the General Partner is not in a position to estimate the taxes per Unit at this time. However, the consent solicitation statement will contain a discussion of the tax consequences of the merger itself.

     If you have any questions with respect to these matters, please call the Partnership's Investor Relations Group at 301-380-2070.

                                                     Very truly yours,

                                                     RIBM TWO LLC
                                                     General Partner

                                                     /s/ Robert E. Parsons, Jr.
                                                     ---------------------------
                                                     Robert E. Parsons, Jr.
                                                     President and Manager